UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): September 6, 2017

BUILDERS FIRSTSOURCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-51357	52-2084569
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

(Address of Principal Executive Offices) (Zip Code)

(214) 880-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition

On September 6, 2017, Builders FirstSource, Inc. (the “Company”) issued the news release attached hereto as Exhibit 99.1 announcing the commencement of a public offering of 13,482,177 shares of its common stock to be sold by JLL Building Holdings, LLC (“JLL”). After completion of the offering JLL will distribute 862,407 shares to its general partner and certain of its limited partners.

The sale of the Company’s common stock in this offering is expected to cause the Company to undergo an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended (a “Section 382 Ownership Change”), which will impose an annual limitation on the Company’s use of certain of its tax attributes, including net operating loss (“NOL”) and capital loss carryforwards. In its 2017 cash flow from operations and investing activity guidance, the Company assumed that it would not have any U.S. federal income tax liability for its 2017 taxable year as a result of its NOL carryforwards. The Section 382 Ownership Change triggered by this offering is expected to increase the Company’s projected federal cash tax payments, and thus lower expected cash flows for the full year 2017 by approximately $15 million. The Company does not expect the tax benefit provided by the Company’s NOL and capital loss carryforwards be forfeited, but instead the Company’s use of its remaining NOL carryforward of approximately $100 million is expected to be fully utilized by 2020, thus deferring the potential cash flow benefit over three years.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1.	News release dated September 6, 2017

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Donald F. McAleenan
Name:	Donald F. McAleenan
Title:	Senior Vice President, General Counsel and Secretary

Date: September 6, 2017

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1.	News release dated September 6, 2017

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